PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

                    EXHIBIT 11.1--STATEMENT OF COMPUTATION OF
                           NET INCOME (LOSS) PER SHARE

                      (In thousands, except per share data)

                                                                                    Fiscal year ended June 30,
                                                                                --------------------------------
                                                                                   1996        1995      1994(2)
                                                                                --------     -------     -------
Weighted average shares of common stock outstanding(1)..........................   7,165       4,266      2,568
Common stock equivalents........................................................     524         800         --
Shares related to Staff Accounting Bulletin No. 83..............................      --          44        177
                                                                                 -------     -------     -------
Shares used to compute net income (loss) per share..............................   7,689       5,110      2,745
                                                                                 =======     =======     ======
Net income (loss) used in per share calculation.................................  $3,684      $2,240     $ (566)
                                                                                 =======      ======     ======
Net income (loss) per share..................................................... $  0.48     $  0.44     $(0.21)
                                                                                 =======     =======     ======

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(1)   Convertible preferred stock has been included in the 1994 calculation on an as if converted basis.
(2)   See Note 1 of Notes to Consolidated Financial Statements.

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